Exhibit 10.iii.b.

July 6, 2012

Richard L. Mack

Executive Vice President, General Counsel

    and Corporate Secretary

The Mosaic Company

3033 Campus Drive, Suite 490

Plymouth, MN 55441

Re: Agreement between Cargill, Incorporated and The Mosaic Company Relating to

Certain Former Cargill Employees’ Participation in the Cargill International Pension Plan

Dear Rich:

The purpose of this letter is to clarify and confirm the understanding that has been reached between The Mosaic Company (“Mosaic”) and Cargill, Incorporated (“Cargill”) with respect to the participation of certain former Cargill employees (as indicated on the attached Exhibit A- the “Affected Employees”) in the Cargill International Pension Plan (the “Plan”). As discussed, our understanding is as follows:

1.	The participation of each of the Affected Employees in the Plan has been terminated as of December 31, 2010 (the “Termination Date”).

2.	The “Final Average Salary” and “Benefit Service” to be used in calculating the benefit of each of the Affected Employees under the Plan as of the Termination Date shall include their employment and/or salary history with Mosaic in accordance with notices sent to the Affected Employees from Cargill on December 23, 2010.

3.	In exchange for this benefit for the Affected Employees, Mosaic agrees to pay Cargill the sum of $470,000. This amount represents the increase in the cost of benefits payable under the Plan to the Affected Employees attributable to using such Final Average Salary and/or Benefit Service of the Affected Employees which includes their employment with Mosaic versus using their Final Average Salary and Benefit Service considering only their employment with Cargill.

4.	Cargill agrees that, upon payment of the amount by Mosaic in Item 3 above, it shall have no further claims against Mosaic with respect to the Plan.

July 6, 2012

The Mosaic Company

This understanding relates to the Affected Employees and the Plan only, and it has no impact on existing agreements between Mosaic and Cargill as they relate to former Cargill employees subsequently employed by Mosaic and their participation and rights under Cargill’s U.S. Pension Plan (including the benefit of Mosaic’s salary being used to calculate the applicable Final Average Salary factor). If you are in agreement with the above, please sign this letter at the space below and return a fully signed copy to me.

Thanks very much for your cooperation.

Sincerely,

/s/ Linda Cutler

Linda L. Cutler

Vice-President

Deputy General Counsel and Assistant Corporate Secretary

Agreed to and accepted as of the 30th day of July, 2012.

THE MOSAIC COMPANY

By:	/s/ Richard L. Mack
Richard L. Mack
lts: Executive Vice President, General Counsel and Corporate Secretary

July 6, 2012

The Mosaic Company

Attachment A

Affected Employees

Peter Cameron

Gord McKenzie

Richard McLellan

Corrine Ricard